CONTACT: Leo Taylor (817) 551-9600
                                        Tandycrafts, Inc. or
FOR IMMEDIATE RELEASE                   Jeff Lambert
                                        Lambert, Edwards & Associates, Inc.
                                        (616) 233-0500

                     TANDYCRAFTS ANNOUNCES DELISTING NOTICE

FORT WORTH, Texas, May 5, 2001 - Tandycrafts, Inc. (NYSE: TAC) today announced that it has been advised by the New York Stock Exchange (NYSE) that the Company's plan for compliance with continued listing standards has not been accepted by the NYSE and that the NYSE has determined that the Company's stock should be suspended prior to the opening on May 14, 2001. The Company has a right to a review of this determination and is evaluating this right. The Company is also evaluating its alternative trading options, including the pink sheets.

The NYSE stated that this action was taken due to the Company's failure to meet the NYSE's continued listing standards requiring total global capitalization of not less than $50 million and total stockholder's equity of not less than $50 million, average market capitalization of not less than $15 million over a thirty (30) day trading period, and a 30-day average share price of not less than $1.00.

Tandycrafts, Inc. (www.tandycrafts.com) is a maker and marketer of picture frames and wall decor. Tandycrafts' products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers.

Statements in this news release which are not purely historical facts are forward looking statements, including statements containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Although Tandycrafts believes that the expectations in the forward looking statements are reasonable, Tandycrafts can give no assurance that such expectations or the forward looking statements will prove to be correct. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Tandycrafts' products in the marketplace, successful implementation of its strategic plan, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on Tandycrafts, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in Tandycrafts' periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, Tandycrafts undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements. The inclusion of any statement in this release does not constitute an admission by Tandycrafts or any other person that the events or circumstances described in such statement are material.

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